Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Mixed Martial Arts Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Fees to be Paid	Equity	Ordinary Shares, no par value	457	(o)	—	—	$5,000,000	0.00015310	$765.50
	Other	Pre-funded warrants to purchase Ordinary Shares (2)(3)	457	(g)	—	—	Included above	—	—
	Equity	Ordinary Shares issuable upon exercise of the pre-funded warrants (2)(3)	457	(o)	—	—	Included above	—	—

	Total Offering Amounts						$5,000,000		$765.50
	Total Fees Previously Paid								$-
	Total Fee Offsets								—
	Net Fee Due								$765.50

(1)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)	The proposed maximum aggregate offering price of the Ordinary Shares proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the pre-funded warrants offered and sold in the offering (plus the aggregate exercise price of the Ordinary Shares issuable upon exercise of the pre-funded warrants), and as such the proposed aggregate maximum offering price of the Ordinary Shares and pre-funded warrants (including Ordinary Shares issuable upon exercise of the pre-funded warrants), if any, is $5,000,000.

(3)	No separate fee is required pursuant to Rule 457(g) under the Securities Act.